EXECUTION

STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-15

TERMS AGREEMENT

Dated:

July 26, 2002

To:

Structured Asset Securities Corporation, as Depositor, under the Trust Agreement dated as of July 1, 2002 (the "Trust Agreement").

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:

Series 2002-15.

Terms of the Series 2002-15 Certificates:  Structured Asset Securities Corporation, Series 2002-15 Mortgage Pass-Through Certificates, Class A1, Class A2, Class A4, Class A5, Class 1-A3, Class 1-A6 , Class 1-A7, Class 1-A8, Class 1-A9, Class 1-A10, Class 1-A11, Class 1-A12, Class 2-A3, Class 2-A6, Class 2-A7, Class 2-A8, Class 2-A9, Class 2-A10, Class 3-A2, Class 3-A3, Class 3-A6, Class 3-A7, Class 3-A8, Class 3-A9, Class 3-A10, Class AP, Class AX, Class PAX, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class P, Class E and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund").  The primary assets of the Trust Fund consist of three pools of fixed rate, conventional, fully amortizing, first lien, residential mortgage loans (the "Mortgage Loans").  Only the Class A1, Class A2, Class A4, Class A5, Class 1-A3, Class 1-A6 , Class 1-A7, Class 1-A8, Class 1-A9, Class 1-A10, Class 1-A11, Class 1-A12, Class 2-A3, Class 2-A6, Class 2-A7, Class 2-A8, Class 2-A9, Class 2-A10, Class 3-A2, Class 3-A3, Class 3-A6, Class 3-A7, Class 3-A8, Class 3-A9, Class 3-A10, Class AP, Class AX, Class PAX, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:

File Number 333-82904.

Certificate Ratings:

It is a condition of Closing that at the Closing Date the Class A1, Class A2, Class A4, Class A5, Class 1-A3, Class 1-A6 , Class 1-A7, Class 1-A8, Class 1-A9, Class 1-A10, Class 1-A11, Class 1-A12, Class 2-A3, Class 2-A6, Class 2-A7, Class 2-A8, Class 2-A9, Class 2-A10, Class 3-A2, Class 3-A3, Class 3-A6, Class 3-A7, Class 3-A8, Class 3-A9, Class 3-A10, Class AP, Class AX and Class PAX Certificates be rated "AAA" by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P") and be rated "AAA" by Fitch Ratings ("Fitch" and, together with S&P, the "Rating Agencies"); the Class R Certificate be rated "AAA" by Fitch and S&P; the Class B1 Certificates be rated "AA" by S&P; the Class B2 Certificates be rated "A" by S&P; and the Class B3 Certificates be rated "BBB" by S&P.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter"), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1, plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  July 1, 2002.

Closing Date:  10:00 A.M., New York time, on or about July 30, 2002.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriters.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By: /s/: Joseph J. Kelly

Name: Joseph J. Kelly

Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By:   s/s: Ellen V. Kiernan

Name: Ellen V. Kiernan

Title:   Vice President

Schedule 1

	Initial Certificate
	Principal Amount
	or Initial Notional	Certificate	Purchase Price
Class	Amount(1)	Interest Rate	Percentage
A1	$45,000,000	3.30%	100%
A2	$30,000,000	Adjustable(2)	100%
A4	$18,500,000	6.00%	100%
A5	(3)	6.50%	100%
1-A3	(3)	Adjustable(2)	100%
1-A6	$33,611,100	Adjustable(2)	100%
1-A7	(3)	Adjustable(2)	100%
1-A8	$50,000,000	5.70%	100%
1-A9	(3)	6.50%	100%
1-A10	$2,125,000	6.50%	100%
1-A11	$26,888,900	4.00%	100%
1-A12	$6,651,000	6.50%	100%
2-A3	(3)	Adjustable(2)	100%
2-A6	$68,000,000	3.25%	100%
2-A7	(3)	6.50%	100%
2-A8	$50,000,000	5.70%	100%
2-A9	$2,125,000	6.50%	100%
2-A10	$10,215,000	6.50%	100%
3-A2	$37,779,250	Adjustable(2)	100%
3-A3	(3)	Adjustable(2)	100%
3-A6	$42,940,750	4.75%	100%
3-A7	$50,000,000	5.80%	100%
3-A8	(3)	6.50%	100%
3-A9	$6,500,000	6.50%	100%
3-A10	$2,125,000	6.50%	100%
AP	$1,507,056	0.00%(4)	100%
AX	(3)	6.50%	100%
PAX	(3)	6.50%	100%
B1	$10,865,000	6.50%	100%
B2	$4,043,000	6.50%	100%
B3	$2,779,000	6.50%	100%
R	$100	6.50%	100%

____________

(1)

These balances are approximate, as described in the prospectus supplement.

(2)

The Class A2, 1-A3, 1-A6, 1-A7, 2-A3, 3-A2 and 3-A3 Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3)

The Class A5, 1-A3, 1-A7, 1-A9, 2-A3, 2-A7, 3-A3, 3-A8, AX and PAX Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the prospectus supplement.

(4)

The Class AP Certificates will be principal-only certificates; they will not be entitled to payments of interest.